Exhibit 99.2
DATATRAK International, Inc.
Teleconference November 8, 2007 AT 4:30 PM ET
Third Quarter 2007 Financial Results

Hosts:	Jeffrey A. Green, Pharm.D. FCP, President and Chief Executive Officer and Mr. Ray Merk, Chief Financial Officer
OPERATOR:	Good afternoon and welcome to the DATATRAK International Third Quarter 2007 Financial Results Conference Call. All participants will be in a listen-only mode. There will be an opportunity for you to ask questions at the end of today’s presentation. An Operator will give instructions on how to ask your questions at that time. If you should need assistance during the Conference, please signal an Operator by pressing * followed by 0 on your touchtone phone. Please note this Conference is being recorded. Before beginning the Conference, DATATRAK management would like to remind you that in discussing the Company’s performance today, there will be included some “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements related to future events and expectations involve known and unknown risks and uncertainties. DATATRAK’s results or actions may differ materially from those projected in the “forward-looking” statements. For a summary of specific risks that could cause results to differ materially from those expressed in the “forward-looking” statements, see DATATRAK’s Form 10-K for the year ended December 31, 2006 filed with the SEC. Now I would like to turn the Conference over to Dr. Jeffrey Green. Dr. Green, please go ahead.

DR. JEFFREY GREEN:	Thank you Brandy. Welcome everyone to our Conference Call for the Third Quarter of 2007. We will begin as customary with the Financial Summary and then we will provide a Business Development Update. We will leave plenty of time for questions and answers. First, the Financial Results. The revenue for the Third Quarter of 2007 was $2.1 Million. This compared to $4.4 Million for the Third Quarter of 2006, representing a 52% decrease. The gross profit margin for the Third Quarter was 50% compared to 70% for the same period a year ago. The declining gross profit margin continues to be mostly the result of decreased revenue in the face of disproportionately fixed direct costs. The net loss for the Quarter was $3.5 Million or $0.26 per share, basic and diluted. This compared with a net loss of $1.3 Million or $0.12 per share on a basic and diluted basis for the same period in ’06. For the nine months ended September 30, 2007, DATATRAK’s revenue decreased 36% to $8.7 Million, resulting in a net loss of $8.4 Million or $0.64 per share on a basic and diluted basis. The Company reported $13.7 Million and a net loss of $2.1 Million or $0.19 per share, basic and diluted in the corresponding period of the previous year. We recorded severance charges totaling $386,000 in the Third Quarter of 2007 associated with the net reduction of 11 employees. The Company recorded no severance charges in the same period of the prior year. The employee reductions are expected to decrease annual direct costs by approximately $280,000 and annual SG&A expenses by approximately $520,000 for a total cost reduction of approximately $800,000 per year. Coupled with the 17 employee reductions from earlier this year, annual direct costs are expected to decrease by approximately $795,000 and annual SG&A expenses are expected to decrease by approximately $1.4 Million. The Company has recorded $723,000 of severance charges during the first nine months of ’07 compared to $295,000 during the same period in 2006. Cash flow from operations during the Third Quarter was a negative of $2.4 Million. Cash flow from operations for the first nine months was a negative $4.6 Million. Cash balance at the Quarter end was approximately $8.7 Million dollars. Our backlog at the end of the Third Quarter was $10.7 Million. Backlog at the end of December in 2006 was $12.2 Million. Backlog as of today is approximately $11.6 Million.

I would like now to move to a Business Development Update on a variety of fronts. During this past Quarter we have made significant progress in the reorganization of our global Marketing and Sales efforts. We have succeeded in hiring several individuals within European and U.S. markets that have years of experience in the clinical trials technology market. They joined DATATRAK largely because of their belief in our multi- component technology Platform and how that positions DATATRAK versus our competitors. Of note, each person came from a technology competitor in this clinical trials market. Though we have made considerable progress in rebuilding our Sales Team, we are maintaining a constant retained professional search for high-level individuals in both Europe and the U.S. in order to locate others to add to our existing Team. Our sales in this market can be a complex one at times, cutting across many disciplines especially with our broad set of capabilities ranging from routine clinical trial data collection to complete data analysis as well as image processing. Therefore, we view quality of our Sales Team to be a higher consideration than quantity. We try to extend our sales capability as efficiently as possible by teaming each account up with an executive where we can approach perspective clients through a team effort within our Company and not just relying upon a single individual to bring opportunities across the finish line. I am pleased to report that we are already seeing early positive signs from our new Sales and Marketing effort with the addition of thirteen new projects from six existing and one new client during approximately the past sixty-days. In addition to this recent new business flow, there are three more existing clients that have transitioned over to the eClinical Platform. Two of these clients are also in discussions with us regarding Enterprise Transfer where their internal teams will be learning how to become independent with the newest release from our Development Team with Version 4.0 of the eClinical Platform. As we have discussed in past Calls, the potential future impact of customers standardizing our Platform is very significant, reducing the cost of sales to these customers for new work to virtually zero. Consistent with the recondecent of our sales efforts, opportunities for our Consulting Team are increasing in both magnitude and global reach. We envision several engagements to be launched in the next few months that will involve DATATRAK’s consulting to clinical trials sponsors, CROs and value added resellers in order for all of them to become proficient at delivering clinical trials for their organizations with our eClinical Enterprise Platform. Throughout these increased interactions with clients across the globe, we have learned of multiple situations where clinical trial sponsors are not satisfied with their current technology provider. The vast majority of the client’s reasons center on three main factors that repeatedly arise, which are difficulty in scaling the software, challenges with product functionality and/or integration and the most frequent complaint of all, which is service. As we have stated many times, in this market technology is a necessary but not a sufficient factor for success. Service components are usually rated as the highest requirement by customers in support of their worldwide clinical trials. We routinely perform win-loss reviews with our customers and their comfort in working with the provider from the service aspects are always rated at the top. DATATRAK has always received high marks from its customers related to service and responsiveness and we constantly monitor our accounts to ensure that this persists. Several of these situations represent significant opportunities for us to capture market share. People should not assume that current industry relationships and technology product choices in this market will remain constant. Vision is not always best, best is best and providers have to earn their client’s business with virtually every single project that is undertaken. The vast majority of customers either have a multi-provider strategy or they often experiment simultaneously with several product suites. From one perspective, this is a wise approach for the clients, giving them the greatest amount of contracting leverage. However, it is particularly significant when clients begin expressing dissatisfaction so openly because it removes a lot of this leverage and is informative that frustration levels are high. Several of our developing customer situations are reflective of this type of situation and it is almost better for us that customers have tried other products and not been fully satisfied prior to coming to DATATRAK because provided that we are successful at removing their frustrations with our Platform and service, they are more inclined to stay with us because they have already experienced the problems that can occur with the shopping around method. We remind customers constantly that size and service are often disjointed. Though it is already November, we remain confident that we will close one or two Enterprise license deals by the end of this year or at the latest in January depending upon how much momentum is lost over Thanksgiving and Christmas vacations. We have previously outlined the structure of these transactions and how they will immediately benefit us from the backlog standpoint and cash standpoint and how they will provide solid visibility for several years for DATATRAK on the revenue front. I would also remind you that while these decisions are being formalized that several of our existing customers continue to initiate new trials with us under our more traditional trial-by-trial pricing model.

I would like to make a few comments about our interactions with our customers and our Product Advisory Counsel and how this is driving us to focus development efforts on new products and services that will provide a return through new revenue lines. I alluded to this in my “Press Release” today. We refer to this group as the PAC. The Product Advisory Counsel consists of key customers from the Data Management or Clinical Operations Departments and they provide advice and direction on where we would like to see our technology continue to advance. This feedback becomes very important as we refine the blueprint for our product suite. This also ensures that we satisfy their needs and wants and that continued used of DATATRAK eClinical will be solidified within their organizations, especially if they have built their workflow around our product suite. There are two good examples of this area that are applicable right now. The first is our ability to receive images as part of our unified product suite. These images can be of any variety used in clinical medicine that is also by definition important in certain clinical trials as either an efficacy or an adverse event tracking parameter. The unique advantage we have with our eClinical Platform is that together with the collected and stored image, we also house all of the incumbent clinical data for each and every patient within the same user interface and database without requiring separate integration. Obviously, the collection and storage of images would represent a new revenue line for our product suite that does not currently exist beyond our first entrance into this area with digital electric cardiograms. We are currently having discussions with customers that desire the capability to have images used in clinical trials to be received and stored together with all of the clinical data also collected in a clinical trial. Today without DATATRAK eClinical, these customers must have the images and clinical data processed through separate providers involving disparate technologies requiring additional costs and delays at the end of the studies while marrying up all of this information together for either analysis or submission purposes to regulatory agencies. DATATRAK eClinical can handle this challenge within one product suite. The second example comes directly from a client’s request that should be broadly applicable to many customers in this market especially those in the Phase I business. This new and expanded use of our product suite relates to the ability to catalog and track body fluid specimens as part of the clinical trial process. Traditionally, this has been done through the use of separately instituted systems that utilize barcodes to track fluid samples. Such tracking data was kept separate from all of the other clinical data and has to once again be married up into one database at the conclusion of the study or periodically during it. Because of our Platform, we are able to leverage the foundational capabilities deployed through our inventory tracking system for lot numbers of drugs, which is utilized already in our randomization studies in order to implement a parallel tracking system for body fluid samples. Once again, the key advantage of our eClinical Platform in such an endeavor is that all of the inventory data and the incumbent clinical data on the exact same patients reside in the single database, not requiring the time and expense of integrating results at the end. Furthermore, all of the information is completely available in real time for instantaneous assessment thereby having safety and timing implications. These are two prominent examples as to how we are focusing our development efforts in areas that have a high probability of a return on investment quickly in terms of additional revenue lines added to our business model or alternatively, to add increased value to those clients moving down the Enterprise pathway in order to experience greater functionality from their investment.

Let me conclude by reiterating that we remain focused on our near-term objectives of delivering substantiated science of progress from a combination of new and expanded customer relationships, a broader global footprint and backlog growth as we work diligently to return DATATRAK to a prolonged period of revenue and earnings growth.

Thank you and we would be happy to answer any questions that you might have. Brandy, you may open it up to Q&A.

BRANDY:	Thank you Sir. Ladies and gentlemen, at this time if you would like to ask a question, please press * followed by 1 on your touchtone phone. You will hear a tone to confirm that you have entered the question queue. If you decide you would like to withdraw your question, please press * followed by 2 to remove yourself from the queue. Again, to ask a question, please press * then 1. Our first question comes from Chris Ryder of Lucrum Capital. Please go ahead.

CHRIS RYDER:	Good afternoon. (Greeting returned) How many active trials?

DR. JEFFREY GREEN:	Active trials are sitting right now at ninety-three.

CHRIS RYDER:	How does that compare with the previous two Quarters?

DR. JEFFREY GREEN:	That is down. There were one hundred and sixteen I believe last Quarter and the Quarter before that was one hundred and twenty-two.

CHRIS RYDER:	Okay and why are seeing such a dramatic active trial drop?

DR. JEFFREY GREEN:	You are seeing a lot of trials that have concluded and wound down and have not been replaced by new ones although a couple of those clients are ramping up new programs and have now signed on new projects so I would expect it to increase but that is the transition period that we are currently in in terms of trial phase out and trial incoming.

CHRIS RYDER:	And then in the body of your Press Release you talked about backlog expecting to grow because of (audio skip) not yet in backlog because of signature timing?

DR. JEFFREY GREEN:	That’s correct.

CHRIS RYDER:	Can you give us a sense of the order magnitude of that?

DR. JEFFREY GREEN:	I’d prefer not to quantify that but they are... it is in excess of a million.

CHRIS RYDER:	Okay, the reason I ask is that trials are down, backlog is now down officially the start of the year and if you add the million then you are actually up instead of down and I guess the question becomes there is a lot of commentary about the trough period and we’ve talked about through the course of 2007 that we were having an influction point off the old Platform and then we were beginning the new Platform and so my question is sense of your confidence and ability to see sequential growth from here?

DR. JEFFREY GREEN:	Well the confidence on the long-term is good Chris. The confidence on the short-term is always difficult to predict. Once again, I think the story throughout 2007 is the uptake of the eClinical Platform has been nowhere near what we expected it to be. It has also been nowhere near what many of our clients said they were going to ramp up to. Now those clients haven’t left. Their pipelines just aren’t accelerating at the pace that they even told us early on in the year and that is also reflective of the current magnitude of ninety-three trials at this point and time. So on the short-term, I have no further confidence or justification that that is going to ramp up anytime rapidly. The reason why there may appear to be a discrepancy between that and the long-term is we are starting to see people realize like the imaging case studies I gave here as well as the body fluid sampling approach that leads us to a pretty good confidence level on the long-term because of the recognition of what we can do compared to competitors. But I can’t say that that is going to happen over the next Quarter or two.

CHRIS RYDER:	Okay and so then the last question is what is happening to customer accounts?

DR. JEFFREY GREEN:	Customer accounts are still averaging around the forty number that we’ve had all year long. We added as I said one new client over the last sixty days and the rest of the ten or twelve new projects came from six existing clients.

CHRIS RYDER:	And so you added one customer. How many have you lost?

DR. JEFFREY GREEN:	We haven’t lost anyone that has gone away. We may have had customers that had some of their trials run off and haven’t instituted anything but we haven’t lost anybody that says, well we are not going to work with you.

CHRIS RYDER:	Okay thanks!

BRANDY:	As a reminder, if you are interested in asking a question, you may do so by pressing * then 1 on your touchtone phone. Our next question is from John Coccaro, a Private Investor. Please go ahead.

JOHN COCCARO:	Thank you. Just a couple quick questions. You said you hired six or seven new sales folks?

DR. JEFFREY GREEN:	We didn’t say a number but we hired actually one person experienced in Europe who is our Director of Sales in Europe, based in Dublin and a couple here in the states; one on the West Coast and one in the New Jersey area.

JOHN COCCARO:	So from a quota carrying perspective, the new Sales Manager, he has a quota for the Team but he is not actually direct quota carrier?

DR. JEFFREY GREEN:	No, Matt Delaney is not a direct quota carrier. He is directing the Team from an overall corporate perspective of what their expectations are.

JOHN COCCARO:	And the folks you hired here in the States, so what is the typical ramp up time you would say historically for your Company or our Company would take a sales person to get up and running?

DR. JEFFREY GREEN:	Well that is a good question. I think you really have to give even somebody experienced in this area, they are learning an entirely new Platform of capabilities. You have to give them, in my opinion, about four months to be able to have a fair chance at being able to demonstrate a return. At least one of our sales people has done better than that but I think you have to give them four months.

JOHN COCCARO:	Okay two more quick questions. So from a new sales person standpoint, are there any active leads or is it all just self-promoting?

DR. JEFFREY GREEN:	Oh no, there is a lot of active leads. We, historically, have never disclosed our pipeline but the question Chris asked earlier about the projects that have verbally been awarded but not officially signed yet of exceeding a million comes from that pipeline and there is more involved in there than just that as well.

JOHN COCCARO:	The ninety-three deals that we have that are kind of I guess in our queue of active trials, what is our typical close rate I guess at ninety-three you know looking at over the next two Quarters, typically... looking backwards, what is our typical close rate against our trials?

DR. JEFFREY GREEN:	Our close rate has stayed relatively constant at about 25%.

JOHN COCCARO:	Okay so we... and what is your... what is the ASP, our selling price?

DR. JEFFREY GREEN:	Oh that is currently sitting around $200,000.

JOHN COCCARO:	Thank you very much.

DR. JEFFREY GREEN:	Yes Sir!

BRANDY:	The next question comes from Grameme Rein of Bares Capital. Please go ahead.

GRAMEME REIN:	Hi Dr. Green. (Greeting returned) Just a follow-up on that last question. I think the trial size was closer to $300,000 last Quarter. Is there anything unusual going on there or?

DR. JEFFREY GREEN:	No I think (Dr. Green in conversation with Ray Merk). My financial guys are correcting and saying we said $200,000 last Quarter. I actually remembered the $300,000 that you did so I guess we will have to check the facts. The bottom line answer is I think it is just normal fluctuation. For example, we signed a trial today, which elevated our backlog to $11.6 Million, which was $425,000 so I don’t think there is anything significant to read into that.

GRAMEME REIN:	Okay, I actually have the transcript from the last Call and it was $290,000.

DR. JEFFREY GREEN:	I think we said it was $290,000 for the Quarter and about $200,000 year-to-date.

GRAMEME REIN:	Yes and then last Quarter you said the cash burn was expected to be $1.4 million. It looks like it was about $2.4 million. Is there anything that you know you wanted anticipate that happened or can you kind of explain that difference?

DR. JEFFREY GREEN:	It is really the... I think the decline in the revenue and the corresponding cash receipts.

GRAMEME REIN:	Okay and then the last thing, you know just from my evaluation standpoint, you guys are... the market price has fallen a fair bit. I would imagine there might be some larger players looking at you as a possible purchase at these prices. What kind of... is that the case and what’s your reaction to that and what is kind of your intentions with dealing with those possibilities?

DR. JEFFREY GREEN:	Well we’ve not announced anything like that going on. If anything like that occurs that is significant, I am sure people will know about it. I would say Grameme that I agree that... I mean we’ve always been confident in our Technology Platform. I think we’ve suffered by being way ahead of the curve, quite honestly. I think if you find somebody who sees how far we are ahead of the curve that would be a real bargain for them. Of course, we renewed our shareholder rights plan. It wasn’t anything new. We renewed one that had been in existence for ten years, way back in September; so that is currently in place to force anybody who is interested in what we have to speak with the Board of Directors with regards to the interest of the shareholders and not be able to do anything outside of that. There is nothing that has been announced that is going on that is related to that issue.

GRAMEME REIN:	Okay, thanks for your time.

DR. JEFFREY GREEN:	Yep!

BRANDY:	The next question comes from Bill Stigelman of Novartis. Please go ahead.

BILL STIGELMAN:	Hi guys! (Greeting returned) You’ve had a couple of significant Quarters with reduction in head count. Just wondered, a couple of related questions. Any further reductions you know pending and any concerns about a decline in your apparently excellent service record and reputation as a result of these most recent head count reductions?

DR. JEFFRY GREEN:	Well that is a good question, Bill. First of all, we are always looking at cost relative to our business and we make no promises either way. We will react to conserve our cash to make sure that it is consistent with our business. On the other hand as you said, the danger and the risk there is to make sure that you don’t affect your service by doing that and I guess one would look at it this way, if your business flow or if your costs are out of line with your business flow which is the reason for the cash burn, you have to critically look at that and if you have to make adjustments to that and then build up later, then as a responsible management company, you need to do that. I think we’ve got the prostheses in place in the Operational area and the training implementations in place where if we have too streamline and then add people back in, we follow the same processes of DATATRAK whether you have twenty-five people in Operations or whether you have fifteen. So I think that is the way that we would handle this situation.

BILL STIGELMAN:	Thanks.

BRANDY:	Our next question is from Chris Ryder of Lucrum Capital. Please go ahead.

CHRIS RYDER:	Hi, can you discuss progression of cash usage over the next few Quarters, and your expectations of what the burn is likely to look like?

DR. JEFFREY GREEN:	I am going to turn that over to Ray our CFO and let him handle that one.

MR. RAY MERK:	Yeah Chris we again don’t typically give that out but again just looking at you know what the cash burn has been for the Quarter, the $2.4 Million, you know we are aware of that, we see that. As Jeff said with the last question, we continue to look at the cost structure, the expenses, you know evaluate and modify in line with the business flow and then again just referring back to what Jeff’s comments on the Call here, confident of one or two Enterprise deals in the near-term you know which could be a substantial positive cash impact.

CHRIS RYDER:	Thank you.

BRANDY:	Our next question is from Frank Lazar of Fin America Securities. Please go ahead.

FRANK LAZAR:	That is Financial American Securities. Jeff, a couple of things I spotted on the Internet that I see that SASS is lined up with Medidata and I just wanted to get your comment on that and the progress going out with the group in the Philippines?

DR. JEFFREY GREEN:	Okay yeah Medidata and SASS did something I think three or four months ago. I don’t know the exact approach there. I am presuming it might be similar to what we did with SASS and attempted. We were successful technically at doing exactly what we envisioned to do. The bottom line is that at that time we found that no clients wanted to buy it. So I don’t know if that is different with Medidata or not. I am not close enough to that situation to know. All I know is that we accomplished what we set out to do. The SASS people were great to work with. It is just that the dog didn’t want to eat the dog food that we had so we moved on from that. Second question — remind me of your second question Frank.

FRANK LAZAR:	In the Philippines, I think the Company spent about half a million dollars over there?

DR. JEFFREY GREEN:	Oh yes that group is planning to upgrade their training related to Version 4 because they were trained on the Version 3 Platform of eClinical and it will require some retraining on Version 4 and I believe that is scheduled to take place in the next one to two weeks.

FRANK LAZAR:	Okay so what does that mean down the road?

DR. JEFFREY GREEN:	Well that means that they are continuing to use the eClinical Platform and that they are going to upgrade their training. They are designing their own trials. What that means in terms of pipeline flow, that has to come from their parent on what the demand is for the clinical trials and you know I think everybody will forgive us a little bit to take those things a little bit with a grain of salt because we wait until the trials show up in demand instead of projecting that so we’ll see what their pipeline delivers but it wouldn’t make sense for them to upgrade their training if they weren’t planning on continuing to use it.

FRANK LAZAR:	Well at this point, are they one of your Enterprise people?

DR. JEFFREY GREEN:	They were an Enterprise candidate. They have decided to continue along the trial-by-trial route. There has been some turnover there, new people have come in and they are much happier going on the trial-by-trial route because their pipeline even to them is not as predictable based upon the results of their trials and they see more flexibility in doing that. That is absolutely fine with us. It is at a higher margin DATATRAK. It doesn’t happen to be as predictable but when the trials do land, it’s at a higher margin and revenue for us. They are... Based upon that statement, they are not part of the one or two that we referenced in the Call that we are confident that we will close the Enterprise deal by the end of this year or early January.

FRANK LAZAR:	So at some point... I mean is there a situation where... you talked about these deals back in April or May and here it is November and do you finally at some point give up the ghost on this and go back to what you were doing before?

DR. JEFFREY GREEN:	Well the bottom line Frank is that they are already doing what they were doing before. We proposed the Enterprise deals, you are correct – back in the Spring of the year to multiple companies. What has occurred, they really like the volume discount that comes along with the fact where many of these got held up is they got held up when it went to the contracting and finance people and they don’t normally contract for clinical trial services, either from a technology provider or a CRO on a fixed amount per month which is guaranteed no matter what and that is an entirely new approach for them and in the meantime, they had clinical trials to get done so they were still giving us trials on the trial-by-trial mode and that as I said is just fine with us. So I think we are trying to bring some clients across to a new way of thinking that although they are enticed by the discount that comes along with the responsibility of a guaranteed payment and I think the delays have occurred because some of them are struggling with that. Having said all of that, they still have projects to get done and are contracting with us on the trial-by-trial route. So we are ready for them to go down the Enterprise route whenever they are but it is not stopping them doing business with us.

FRANK LAZAR:	Well one last question. Does it make any sense with all the problems that e-trials having and you are having right now to take two troubled companies and make one good one out of it?

DR. JEFFREY GREEN:	That doesn’t seem to make much sense to me.

FRANK LAZAR:	They are sitting on about $30 Million cash.

DR. JEFFREY GREEN:	I understand that but a lot of times when you put things together like that, you wind up with more troubles. I mean that has happened in the pharmaceutical industry with mergers as well so I am not so sure that I would reach that conclusion. I guess that would be my answer.

FRANK LAZAR:	Okay thank you.

DR. JEFFREY GREEN:	Yep!

BRANDY:	The next question comes from Tim Gray of Potomac Capital. Please go ahead.

TIM GRAY:	Hey there, a question on this impairment charge of $213,000 against the non-compete from the acquisition, what is that?

MR. RAY MERK:	Sure Tim this is Ray Merk here. It is really just in accordance with the applicable accounting rules. We are required to test our intangible assets from impairment. If the impairment indicators arise and as of September 30th, we have determined that certain impairment indicators existed and these indicators include a trend of Quarterly operating losses and negative Quarterly operating cash. So part of it we engaged an outside evaluation specialist to assist with the measurement of any potential impairment and our analysis indicated that partial impairment of one of the three intangibles had occurred in the amount of $213,000 and thus, we recorded that non-cash charge in the Third Quarter.

TIM GRAY:	But why that component of the intangible?

MR. RAY MERK:	It is really driven by again the Caribbean history, the revenue projections and the methodology through evaluation specialists of evaluating the fair value versus what was originally set up as a carrying value.

TIM GRAY:	And then of the employees that were let go, was Jim Bob one of them or is he still with the Company?

DR. JEFFREY GREEN:	Oh no, Jim Bob is still the Head of Research and Development.

TIM GRAY:	Okay thank you very much.

DR. JEFFREY GREEN:	Yep!

BRANDY:	As a reminder, if you would like to ask a question, please press * then 1 on your touchtone phone. Dr. Green, it appears that we have no additional questions at this time.

DR. JEFFREY GREEN:	Okay well thank you Brandy and thank you everyone for attending and we will speak with you again in February after the Fourth Quarter. Thank you.